Exhibit 99.1

Liberty Global and Telefonica Welcome Final UK Regulatory Approval for Virgin Media-O2 Joint Venture

Transaction Expected to Close by June 1, 2021

Madrid, Spain and Denver, Colorado – May 20, 2021

The UK’s Competition & Markets Authority (CMA) today announced its final approval of the 50:50 joint venture between Liberty Global and Telefonica to combine Virgin Media and O2. The CMA cleared the transaction without remedies and now all regulatory conditions are met in alignment with the original terms and the transaction is now expected to close by June 1, 2021.

Liberty Global and Telefonica announced the joint venture last May, bringing together Virgin Media, the UK’s fastest broadband network, and O2, the country’s largest and most admired mobile operator. The combination will create a stronger fixed and mobile competitor in the UK market, supporting the expansion of Virgin Media’s giga-ready network and O2’s 5G mobile deployment for the benefit of consumers, businesses and the public sector. The joint venture is expected to deliver substantial synergies valued at £6.2 billion on a net present value basis after integration costs and will create a nationwide integrated communications provider with £11 billion of revenue.

Liberty Global and Telefonica announced last month the appointment of Lutz Schüler as Chief Executive Officer and Patricia Cobian as Chief Financial Officer of the combined company upon completion of the transaction. Schüler is currently Chief Executive Officer of Virgin Media and Cobian is Chief Financial Officer at O2.

Mike Fries, CEO of Liberty Global, and José Maria Alvarez-Pallete, CEO of Telefonica, commented: “This is a watershed moment in the history of telecommunications in the UK as we are now cleared to bring real choice where it hasn’t existed before, while investing in fibre and 5G that the UK needs to thrive. We thank the CMA for conducting a thorough and efficient review. Lutz and Patricia are now set to take the reins and launch a national connectivity champion that will connect more people, ignite more businesses back to growth and power more communities for the greater good.”

To find out more and to follow our progress, visit www.nationalconnectivitychampion.co.uk

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in seven European countries under the consumer brands Virgin Media, Telenet, UPC, the combined Sunrise UPC, as well as VodafoneZiggo, which is owned through a 50/50 joint venture. Our substantial scale and commitment to innovation enable us to invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution.
Liberty Global delivers market-leading products through next-generation networks that connect customers subscribing to 49 million broadband, video, fixed and mobile telephony services across our brands. We also have significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks. For more information, please visit www.libertyglobal.com

About Telefonica

Telefónica is one the largest telecommunications service providers in the world. The company offers fixed and mobile connectivity as well as a wide range of digital services for residential and business customers. With 344 million customers, Telefónica operates in Europe and Latin America. Telefónica is a 100% listed company and its shares are traded on the Spanish Stock Market and on those in New York and Lima.

Enquiries:

Telefonica	Liberty Global

Investor Relations	Investor Relations

Telephone +34 91 482 87 00	Max Adkins +44 78 1795 9705
Isabel Beltrán (i.beltran@telefonica.com)	Stefan Halters +44 20 8483 6211
Torsten Achtmann (Torsten.Achtmann@telefonica.com)

Media Relations	Corporate Communications

Telephone + 34 66 907 73 83	Molly Bruce +1 303 220 4202
Alex Kowalski (alejandro.kowalski@telefonica.com)	Matt Beake +44 20 8483 6428